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OMAI LAWSUIT STRUCK AND DISMISSED

Longueuil, October 31st, 2006

Honourable Mr Justice Carl Singh, of the High Court of the Supreme Court of Judicature of Guyana has ordered that the $2 billion representative action taken against Omai Gold Mines Limited and other defendants following the 1995 tailing's dam incident be struck out and dismissed. The judge also awarded the costs in favour of the defendants Omai Gold Mines Ltd. Omai Gold Mines Limited is a subsidiary of Cambior inc.

ABOUT CAMBIOR INC.

Cambior Inc. was created in 1986 and has since then become an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants, "CBJ.WT.C" trade on the TSX.

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POURSUITE CONTRE OMAI DÉBOUTÉE ET REJETÉE

Longueuil, le 31 octobre 2006

L'honorable juge Carl Singh de la Haute Cour de la Cour Suprême de Justice du Guyana a ordonné que la poursuite représentative de 2 milliards $ contre Omai Gold Mine Ltd et autres intimés entreprise à la suite de l'incident à la digue du parc à résidus en 1995 soit déboutée et rejetée. Le juge a aussi accordé les dépens en faveur des défendeurs Omai Gold Mines Ltd. Omai Gold Mines Ltd est une filiale de Cambior inc.

AU SUJET DE CAMBIOR INC.

Cambior inc. a été crée en 1986 et est devenue depuis est un producteur aurifère international avec des activités d'exploitation, de développement de projets et d'exploration dans les Amériques. Ses actions « CBJ » sont inscrites à la cote de la Bourse de Toronto (TSX) et de l'American Stock Exchange (AMEX). Les bons de souscription « CBJ.WT.C » sont inscrits à la cote de la Bourse de Toronto.

For additional information, please contact / Pour renseignements additionnels, veuillez communiquer avec :

CAMBIOR INC.

Martin Amyot	Tel.: (450)677-0040	E-mail:info@cambior.com
Manager-Investor Relations	Tel. : 1-866-554-0554	Website www.cambior.com
Directeur-Relations Investisseurs	Fax: (450)677-3382
PR-2006-22